AMENDMENT

To Transfer Agency and Service Agreement

Between

William Blair Funds

And

State Street Bank and Trust Company

This Amendment is made as of this 20th day of October, 2004 between William Blair Funds and State Street Bank and Trust Company. In accordance with Section 3.1 (Fee Schedule), Section 17 (Additional Funds) and Section 16.1 (Amendment) of the Transfer Agency and Service Agreement between William Blair Funds and State Street Bank and Trust Company dated as of October 1, 1999, as amended, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.     Schedule A. The Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated October 20, 2004;

2.     Schedule 3.1. (Fee Schedule). The Schedule 3.1 dated October 1, 2001 through September 30, 2004 to the Agreement is to be replaced and superseded with the Schedule 3.1 dated January 1, 2005 through December 31, 2007 and attached hereto on January 1, 2005;

3.     All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

WILLIAM BLAIR FUNDS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Marco Hanig
Name:	Marco Hanig	By:	/s/ Joseph L. Hooley
Title:	President		Joseph L. Hooley
Executive Vice President

SCHEDULE A

Dated: October 20, 2004

William Blair Growth Fund

William Blair Ready Reserves Fund

William Blair Income Fund

William Blair International Growth Fund

William Blair Value Discovery Fund

William Blair Tax-Managed Growth Fund

William Blair Large Cap Growth Fund

William Blair Small Cap Growth Fund

William Blair Institutional International Growth Fund

William Blair Small-MidCap Growth Fund

William Blair International Equity Fund

William Blair Institutional International Equity Fund

WILLIAM BLAIR FUNDS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Marco Hanig
Name:	Marco Hanig	By:	/s/ Joseph L. Hooley
Title:	President		Joseph L. Hooley
Executive Vice President

SCHEDULE 3.1

FEE SCHEDULE

Effective: January 1, 2005 through December 1, 2007 (“Fee Term”)

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes. Account service fees are the higher of: (a) open account charges plus closed account charges or (b) the fund minimum.

Annual Complex Base Fee	$255,000.00

Annual Account Service Fees
Open Account	$13.25/Account
Closed Account	$2.60/Account
Fund Minimum	$2,140.00/Active CUSIP
$1,070.00/Non-Active CUSIP

Activity Based Fees*
New Account Set-up	$5.35/Each
Manual Transactions	$2.15/Each
Telephone Calls	$2.15/Each
Correspondence	$3.20/Each

*Note:    The Fund shall pay the Transfer Agent only amounts exceeding $60,000 when the aggregate Activity Based Fees exceed $60,000 in any year. If during any year the aggregate Activity Based Fees are less than $60,000 then the Transfer Agent shall credit the Fund the difference between the actual Activity Based Fees and $60,000 against fees owed by the Fund to the Transfer Agent.

Commission Reporting Fees
12b-1	$1.10/Account
Contingent Deferred Sales Charge (if applicable)	$1.10/Account

Cost of Living Adjustment:    Each year beginning January 1, 2006, unless the parties shall otherwise agree, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

SCHEDULE 3.1

FEE SCHEDULE

Effective: January 1, 2005 through December 31, 2007

(continued)

Out-of-Pocket Expenses**: Out-of-pocket expenses include but are not limited to: confirmation statements, investor statements, postage, forms, audio response, telephone, record retention, customized programming/enhancements, wires, transcripts, microfilm, microfiche and expenses incurred at the specific direction of the Fund.

**Note:    Excludes wire fees, escheatment, on-request reports, vax application, record services, AML, business analysis development, electronic technologies, state tax reporting, technological support, federal wires, Transfer Agent NSCC fees, check pulls, certificate issuance, regulatory compliance and banking services.

Early Termination:    In connection with the negotiation of this Fee Schedule, the parties acknowledge that the Transfer Agent has discounted certain of its fees at the request of the Fund. Notwithstanding anything contained in the Agreement or this Schedule 3.1 to the contrary, the parties agree that should the Fund terminate this Agreement and move any of the services provided by the Transfer Agent hereunder to a successor service provider prior to December 31, 2007, the Fund shall pay to the Transfer Agent a sum of $300,000.00, which would, other than for such discounts, have been due and owed by the Fund for the period from January 1, 2005 through December 31, 2007. In the event that the Fund renews the Agreement for an additional term beyond December 31, 2007, the discount recapture provision contained herein would not be applicable to such subsequent renewal period.

WILLIAM BLAIR FUNDS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Marco Hanig	By:	/s/ Joseph L. Hooley
Name:	Marco Hanig		Joseph L. Hooley
Title:	President		Executive Vice President